Exhibit 4.15

SECURITY AGREEMENT

by

BEAUTY SYSTEMS GROUP (CANADA), INC.

as the Canadian Borrower

and

BANK OF AMERICA, N.A., (acting through its Canada branch)

as Canadian Agent

Dated as of November 12, 2010

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	5
SECTION 1.3.	Information Certificate	5

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	Pledge	5
SECTION 2.2.	Secured Obligations	6
SECTION 2.3.	Security Interest	6

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	Intentionally Deleted	6
SECTION 3.2.	Intentionally Deleted	6
SECTION 3.3.	Financing Statements and Other Filings; Maintenance of Perfected Security Interest	6
SECTION 3.4.	Other Actions	7
SECTION 3.5.	Supplements; Further Assurances	8

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	Title	8
SECTION 4.2.	Limitation on Liens; Defense of Claims; Transferability of Collateral	8
SECTION 4.3.	Chief Executive Office; Change of Name; Jurisdiction of Organization	9
SECTION 4.4.	Intentionally Deleted	9
SECTION 4.5.	No Conflicts, Consents, etc.	9

i

ii

iii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of November 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by (i) BEAUTY SYSTEMS GROUP (CANADA), INC., a New Brunswick corporation having its chief executive office and principal place of business at 2345 Argentia Road, Suite 102, Mississauga, Ontario, Canada, L5N 8K4, as the Canadian Borrower, herein acting as pledgor, assignor and debtor (such Canadian Borrower, in such capacities and together with any successors in such capacities, “Grantor”), and (ii) BANK OF AMERICA, N.A. (acting through its Canada branch), having an office at 200 Front Street West, Suite 2700, Toronto, Ontario, Canada, M5V 3L2, in its capacity as Canadian Agent for the Canadian Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Agent”).

RECITALS:

A.            The Canadian Borrower, the Domestic Borrowers, the Collateral Agent, Bank of America, N.A., as Administrative Agent, Bank of America, N.A. (acting through its Canada branch), as Canadian Agent, and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Security Agreement, entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Canadian Borrower has, pursuant to that certain Guaranty dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

C.            The Canadian Borrower will receive substantial benefits from the execution, delivery and performance of the Canadian Liabilities and the Guaranteed Obligations and is, therefore, willing to enter into this Security Agreement.

D.            This Security Agreement is given by Grantor in favor of the Agent for the benefit of the Canadian Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

E.             It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to the L/C Issuer issuing Letters of Credit under the Credit Agreement that Grantor execute and deliver the applicable Loan Documents, including this Security Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.        Definitions.

(a)           Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the PPSA shall have the meanings assigned to them in the PPSA.  Without limiting the foregoing, the following terms used herein shall have the meanings given to them in the PPSA: “Chattel Paper”, “Documents of Title”, “Intangible”, “Instrument” and “Investment Property”.

(b)           Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)           The following terms shall have the following meanings:

“Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 2.1 hereof.

“Contracts” shall mean, collectively, with respect to Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean “control” as such term is understood under the Securities Transfer Act  (Ontario), or any other similar law of any other jurisdiction.

“Control Agreements” shall mean the Blocked Account Agreements or any other agreement pursuant to which “Control” is granted to the Agent in respect of any Collateral.

“Copyrights” shall mean, collectively, with respect to Grantor, all copyrights (whether statutory or common Law, whether established or registered in Canada or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to Grantor, including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account” shall mean any demand, time, savings, checking, passbook, deposit, collection, lock-box or other similar account maintained with any financial institution.

“Excluded Property” shall mean the following:

(a)           any license, permit, lease, contract or agreement or Intangible held by Grantor    (i) that validly prohibits the creation by Grantor of a security interest therein or thereon or (ii) to the extent that applicable Law prohibits the creation of a security interest therein or thereon;

(b)           any cash, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of Grantor in the nature of security deposit with respect to obligations for the benefit of Grantor, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations, which account is specifically designated for such purpose, and as to which there is no commingling with any other funds of Grantor;

provided, however, that such property shall constitute “Excluded Property” only to the extent and for so long as such license, permit, lease or applicable Law validly prohibits the creation of a Lien on such property in favor of the Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; provided further, that “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property); and provided further, that notwithstanding any other provision herein, no Account which would otherwise constitute Excluded Property or which is or becomes due, accruing due or otherwise in connection with any Account, and no Lien therein, shall be limited or restricted in any manner by virtue of this definition or otherwise, whether or not such security interest or Lien or the grant thereof shall be limited or restricted in any manner or shall result in any breach, acceleration or termination and the security interest and Lien in all Accounts shall attach and be valid notwithstanding any such restriction or limitation.

“Goodwill” shall mean, collectively, with respect to Grantor, the goodwill connected with Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Information Certificate” shall mean that certain information certificate dated as of the date hereof, executed and delivered by Grantor among others in favor of, inter alia,  the Administrative Agent for the benefit of the Credit Parties, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Letters of Credit” shall mean any letter of credit or similar instrument.

“Letter-of-Credit Right” shall mean a right to payment or performance under a Letter of Credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment of performance.

“Licenses” shall mean, collectively, with respect to Grantor, all license agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether Grantor is a licensor or licensee together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Patents” shall mean, collectively, with respect to Grantor, all patents issued or assigned to and all patent applications made by Grantor (whether established or registered or recorded in Canada or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Secured Obligations” shall mean the Canadian Liabilities (as defined in the Credit Agreement) and the Guaranteed Obligations; provided, however, that Other Canadian Liabilities shall be Secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Canadian Liabilities described in clauses (a) and (c) of the definition of Canadian Liabilities.

“Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Supporting Obligations” means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document of Title, Intangible, Instrument or Investment Property, including, but not limited to, securities, Investment Property, bills, notes, lien notes, judgments, chattel mortgages, mortgages, security interests, hypothecs, assignments, guarantees, suretyships, accessories, bills of exchange, negotiable instruments, invoices and all other rights, benefits and documents now or hereafter taken, vested in or held by Grantor in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which Grantor now has or may at any time hereafter have against any Person in respect thereof, including rights of Grantor in its capacity as seller of any property or assets returned, repossessed or recovered, under an instalment or conditional sale or otherwise.

“Trademarks” shall mean, collectively, with respect to Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in Canada or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto and all other rights of any kind whatsoever of Grantor accruing thereunder or pertaining thereto in the United States and Canada, and (v) rights to sue for past, present and future infringements thereof.

SECTION 1.2.                Interpretation.  The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3.                Information Certificate.  The Agent and Grantor agree that the Information Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.                Pledge; Grant of Security Interest.  As collateral security for the payment and performance in full of all the Secured Obligations, Grantor hereby pledges and grants to the Agent, for its benefit and for the benefit of the other Canadian Credit Parties, a lien on and security interest in and to all of the right, title and interest of Grantor in, to and under the following personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)           all Accounts;

(ii)           all Inventory;

(iii)          all Documents of Title, Instruments and Chattel Paper relating to any of the foregoing, or evidencing payment for any of the foregoing;

(iv)          all Intangibles (other than Intellectual Property Collateral) relating to any of the foregoing;

(v)           all right, title and interest in any Contracts relating to any of the foregoing;

(vi)          all Deposit Accounts together with all credits and balances, monies, cash, cash equivalents and other assets in any such Deposit Accounts;

(vii)         all Supporting Obligations and Letter-of-Credit Rights relating to any of the foregoing;

(viii)        all money, cash, cash equivalents, securities and other property of any kind held directly or indirectly by the Agent or any Lender;

(ix)           all books, records and property relating to, or referring to, the Collateral, including, books, records, account ledgers, data processing records, computer software and other property; and

(x)            to the extent not covered by clauses (i) through (ix) of this sentence, all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guarantee payable to Grantor from time to time with respect to any of the foregoing, including, but not limited to, proceeds of any insurance policies and claims against third parties.

Notwithstanding anything to the contrary contained in clauses (i) through (ix) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and Grantor shall from time to time at the request of the Agent give written notice to the Agent identifying in reasonable detail the Excluded Property and shall provide to the Agent such other information regarding the Excluded Property as the Agent may reasonably request.

SECTION 2.2.         Secured Obligations.  This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3.         Security Interest.  (a)  Grantor hereby irrevocably authorizes the Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by the PPSA of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether Grantor is an organization, the type of organization and any organizational identification number issued to Grantor, (ii) a description of the Collateral as “all assets of Grantor, wherever located, whether now owned or hereafter acquired” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates.  Grantor agrees to provide all information described in the immediately preceding sentence to the Agent promptly upon request.

(b)           Grantor hereby ratifies its prior authorization for the Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.        Intentionally Deleted.

SECTION 3.2.        Intentionally Deleted.

SECTION 3.3.        Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by Grantor to the Agent (for the benefit of the Canadian Credit Parties) pursuant to this Security Agreement in respect of the Collateral in which a security interest may be perfected by Control or by the filing of a PPSA financing statement are listed on Schedule I hereto.  Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule I.  Grantor agrees that at the sole cost and expense of Grantor, (i)  Grantor will maintain the security interest created by this Security Agreement in the Collateral as a perfected security interest (subject only to Permitted Encumbrances having priority by operation of applicable Law) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (ii) such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Agent, Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Agent may  reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the PPSA (or other applicable Laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Agent and in such offices wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Agent hereunder, as against Grantor and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.4.        Other Actions.  In order to further evidence the attachment, perfection and priority of, and the ability of the Agent to enforce, the Agent’s security interest in the Collateral, Grantor represents, warrants and agrees, in each case at Grantor’s own expense, with respect to the following Collateral that:

(a)           Instruments and Chattel Paper.  As of the date hereof (i) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or Chattel Paper other than such Instruments and Chattel Paper listed in Section II. D. of the Information Certificate and (ii) each Instrument and each item of Chattel Paper listed in Section II. D. of the Information Certificate, to the extent requested by the Agent, has been properly endorsed, assigned and delivered to the Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.  If any amount payable under or in connection with any of the Collateral in excess of $3,000,000 shall be evidenced by any Instrument or Chattel Paper, Grantor acquiring such Instrument or Chattel Paper shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may reasonably request.

(b)           Intentionally Deleted.

(c)           Intentionally Deleted.

(d)           Letter-of-Credit Rights.  If Grantor is at any time a beneficiary under a Letter of Credit forming part of the Collateral in an amount in excess of $3,000,000 now or hereafter issued in favor of Grantor (which, for the avoidance of doubt, shall not include any Canadian Letter of Credit issued pursuant to the Credit Agreement), Grantor shall promptly notify the Agent thereof and such Grantor shall, at the request of the Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Agent of, and to pay to the Agent, the proceeds of, any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Agent to become the beneficiary of such Letter of Credit, with the Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in Section 2.05 and Section 6.12 of the Credit Agreement.

(e)           Intentionally Deleted.

SECTION 3.5.        Supplements; Further Assurances.  Grantor shall take such further actions, and execute and deliver to the Agent such additional assignments, agreements, supplements, powers and instruments, as the Agent may in its reasonable judgment deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Agent or permit the Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments.  If an Event of Default has occurred and is continuing, the Agent may institute and maintain, in its own name or in the name of Grantor, such suits and proceedings as the Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral.  All of the foregoing shall be at the sole cost and expense of Grantor.  Grantor and the Agent acknowledge that this Security Agreement is intended to grant to the Agent for the benefit of the Canadian Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, Grantor represents, warrants and covenants as follows:

SECTION 4.1.        Title.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent pursuant to this Security Agreement or as are permitted by the Credit Agreement.  Except as provided in the Intercreditor Agreement or the Credit Agreement, no Person other than the Agent has control or possession of all or any part of the Collateral.

SECTION 4.2.        Limitation on Liens; Defense of Claims; Transferability of Collateral.  Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances.  Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Agent or any other Canadian Credit Party other than Permitted Encumbrances.  There is no agreement, and Grantor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with Grantor’s obligations or the rights of the Agent hereunder.

SECTION 4.3.        Chief Executive Office; Change of Name; Jurisdiction of Organization.  (a)  The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number, chief executive office and registered office of Grantor is indicated next to its name in Sections I.A. and I.B. of the Information Certificate.  Grantor shall furnish to the Agent prompt written notice of any change in (i) its corporate name, (ii) the location of its chief executive office, its principal place of business, its registered office, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization or corporate structure, (iv) its federal taxpayer identification number or organizational identification number or (v) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction).

(b)           The Agent may rely on opinions of counsel as to whether any or all PPSA financing statements of Grantor need to be amended as a result of any of the changes described in SECTION 4.3(a).  If Grantor fails to provide information to the Agent about such changes on a timely basis, the Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in Grantor’s property constituting Collateral, for which the Agent needed to have information relating to such changes.  The Agent shall have no duty to inquire about such changes if Grantor does not inform the Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Agent to search for information on such changes if such information is not provided by Grantor.

SECTION 4.4.        Intentionally Deleted.

SECTION 4.5.        No Conflicts, Consents, etc.  No consent of any party (including, without limitation, equity holders or creditors of Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the grant of the security interest by Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by Grantor, (B) for the exercise by the Agent of the voting or other rights provided for in this Security Agreement or (C) for the exercise by the Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents which have been obtained prior to the date hereof.  Following the occurrence and during the continuation of an Event of Default, if the Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.6.        Collateral.  All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Canadian Credit Party in connection with this Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.  The Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by Grantor.

SECTION 4.7.        Insurance.  Grantor shall (i) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (ii) maintain such other insurance as may be required by applicable Law; and (iii) pursuant to the Credit Agreement, furnish to the Agent, upon written request, full information as to the insurance carried.

SECTION 4.8.        Payment of Taxes; Compliance with Laws; Contested Liens; Claims.  Grantor represents and warrants that all material Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such material Claims constitute a Lien not yet due and payable or a Permitted Encumbrance.  Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement.  Notwithstanding the foregoing provisions of this SECTION 4.8, no contest of any such obligation may be pursued by Grantor if such contest would expose the Agent or any other Canadian Credit Party to (i) any possible criminal liability or (ii) any additional material civil liability for failure to comply with such obligations unless Grantor shall have furnished a bond or other security therefor satisfactory to the Agent, or such other Canadian Credit Party, as the case may be.

ARTICLE V

CERTAIN PROVISIONS CONCERNING GRANTOR

SECTION 5.1.        Intentionally Deleted

SECTION 5.2.        Intentionally Deleted

SECTION 5.3.        Organization Documents.

Grantor has delivered to the Agent true, correct and complete copies of its Organization Documents.  The Organization Documents are in full force and effect.  Except as permitted in the Credit Agreement, Grantor will not terminate or agree to terminate any Organization Documents or make any amendment or modification to any Organization Documents which may have a Material Adverse Effect.

SECTION 5.4.        Intentionally Deleted

SECTION 5.5.        Intentionally Deleted

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY AND LICENSE OF PROPERTY

SECTION 6.1.        Grant of License.  For the purpose of enabling the Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Grantor hereby grants to the Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any Intellectual Property Collateral as well as any other assets or property, now owned or hereafter acquired by Grantor, wherever the same may be located, which is reasonably required for the exercise of the Agent’s rights and remedies hereunder, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2.        Registrations.  Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business that are listed in Section IV of the Information Certificate, on and as of the date hereof (i) Grantor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any material Copyright, Patent or Trademark listed in Section IV of the Information Certificate, and (ii) all registrations listed in Section IV of the Information Certificate are valid and in full force and effect.

SECTION 6.3.        No Violations or Proceedings.  To Grantor’s knowledge, on and as of the date hereof, there is no material infringement by others of any right of Grantor with respect to any Copyright, Patent or Trademark listed in Section IV of the Information Certificate, respectively, pledged by it under the name of such Grantor.

SECTION 6.4.        Protection of Agent’s Rights.  On a continuing basis, Grantor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office with respect to any Patent, Trademark or Copyright necessary for the conduct of business of Grantor or (B) the institution of any proceeding or any adverse determination in any federal, state, provincial, territorial or local court or administrative body regarding Grantor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Intellectual Property Collateral necessary for the conduct of business of Grantor, (iii) not permit to lapse or become abandoned any Intellectual Property Collateral necessary for the conduct of business of Grantor, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral necessary for the conduct of business of Grantor, in each case except as shall be consistent with commercially reasonable business judgment and, if any Event of Default has occurred and is continuing, with the prior approval of the Agent (such approval not to be unreasonably withheld), (iv) upon Grantor’s obtaining knowledge thereof, promptly notify the Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Collateral, taken as a whole, the ability of Grantor or to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property

Collateral or any portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the material licenses in a manner that would materially impair the value of the Intellectual Property Collateral, taken as a whole, or the rights in the Intellectual Property Collateral intended to be granted to the Agent for the benefit of the Credit Parties, without the consent of the Agent, (vi) until the Agent exercises its rights to make collection, diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Agent from time to time upon the Agent’s reasonable request therefor detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral) and such other materials evidencing or reports pertaining to the Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral) as the Agent may from time to time request.  Notwithstanding the foregoing, nothing herein shall prevent Grantor from selling, disposing of or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.

SECTION 6.5.        After-Acquired Property.  If Grantor shall, at any time before this Security Agreement shall have been terminated in accordance with SECTION 9.5(a), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this SECTION 6.5 with respect to Grantor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the rights of Agent as provided by this Security Agreement without further action by any party.

SECTION 6.6.        Modifications.  Grantor authorizes the Agent to modify this Security Agreement by amending Section IV of the Information Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of Grantor including, without limitation, any of the items listed in SECTION 6.5 hereof.

SECTION 6.7.        Litigation.  Unless an Event of Default has occurred and is continuing, Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of Grantor, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral.  Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of Grantor, the Agent or the other Credit Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, Grantor shall, at the reasonable request of the Agent, do any and all lawful acts and execute any and all documents requested by the Agent in aid of such enforcement and Grantor shall promptly reimburse and indemnify the Agent, as the case may be, for all costs and expenses incurred by the Agent in the exercise of its rights under this SECTION 6.7 in accordance with SECTION 9.3 hereof.  In the event that the Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, Grantor agrees, at the request of the Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

SECTION 6.8.        Third Party Consents.  Grantor shall use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Agent in any Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral).

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1.        Special Representations and Warranties.  As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable or an Eligible Trade Receivable Grantor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and what they purport to be, in each case, in all material respects, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2.        Maintenance of Records.  Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Grantor shall, at Grantor’s sole cost and expense, upon the Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Agent or to its representatives (copies of which evidence and books and records may be retained by Grantor).  Upon the occurrence and during the continuance of any Event of Default, the Agent may transfer a full and complete copy of Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Agent’s security interest therein in accordance with applicable Law without the consent of Grantor.

SECTION 7.3.        Legend.  Grantor shall legend, at the request of the Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Agent, the Accounts and the other books, records and documents of Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Agent for the benefit of the Canadian Credit Parties and that the Agent has a security interest therein.

SECTION 7.4.        Modification of Terms, Etc.  Grantor shall not rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Agent.

SECTION 7.5.        Collection.  Grantor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account.  The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by Grantor, the Agent or any other Canadian Credit Party, shall be paid by Grantor.

ARTICLE VIII
REMEDIES

SECTION 8.1.        Remedies.   Upon the occurrence and during the continuance of any Event of Default the Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it:

(i)            Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of Grantor;

(ii)           Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to Grantor, prior to receipt by any such obligor of such instruction, Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Agent and shall promptly pay such amounts to the Agent;

(iii)          Sell, assign, grant a license to use or otherwise liquidate, or direct Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)          Take possession of the Collateral or any part thereof, by directing Grantor in writing to deliver the same to the Agent at any place or places so designated by the Agent, in which event such Grantor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places designated by the Agent and therewith delivered to the Agent, (B) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent and (C) while the

Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Grantor’s obligation to deliver the Collateral as contemplated in this SECTION 8.1 is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v)           Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations;

(vi)          Intentionally Deleted;

(vii)         Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii)        Exercise all the rights and remedies of a secured party under the PPSA, and the Agent may also in its sole discretion, without notice except as specified in SECTION 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem commercially reasonable.  The Agent or any other Canadian Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the fullest extent permitted by Law, Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2.        Notice of Sale.  Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3.        Waiver of Notice and Claims.  Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Agent’s taking possession or the Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which Grantor would otherwise have under law, and Grantor hereby further waives, to the fullest extent permitted by applicable Law:  (i) all damages occasioned by such taking of possession (other than those damages caused by the gross negligence or willful misconduct of the Agent), (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law.  The Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.  Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under Grantor.

SECTION 8.4.        Certain Sales of Collateral.

(i)            Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Agent shall have no obligation to engage in public sales.

(ii)           Grantor recognizes that, by reason of certain prohibitions contained in the Securities Exchange Act of 1934 or the Securities Act (Ontario), or other similar applicable Law, the Agent may be compelled, with respect to any sale of all or any part of Investment Property, if any, forming part of the Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under applicable securities Law), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any such Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under applicable securities Law, even if such issuer would agree to do so.

(iii)          If the Agent determines to exercise its right to sell any or all Investment Property forming part of the Collateral, upon written request, Grantor shall from time to time furnish to the Agent all such information as the Agent may reasonably request in order to determine the number of securities included in such Investment Property which may be sold by the Agent as exempt transactions under applicable securities Law and the rules of the Securities and Exchange Commission (or other similar Governmental Authority) thereunder, as the same are from time to time in effect.

(iv)          Grantor further agrees that a breach of any of the covenants contained in this SECTION 8.4 will cause irreparable injury to the Agent and the other Canadian Credit Parties, that the Agent and the other Canadian Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this SECTION 8.4 shall be specifically enforceable against Grantor, and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5.        No Waiver; Cumulative Remedies.

(i)            No failure on the part of the Agent to exercise, no course of dealing with respect to, and no delay on the part of the Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii)           In the event that the Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent, then and in every such case, Grantor, the Agent and each other Canadian Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Agent and the other Canadian Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6.        Certain Additional Actions Regarding Intellectual Property.  Within five (5) Business Days of written notice thereafter from Agent, Grantor shall use commercially reasonable efforts to make available to Agent such personnel in Grantor’s employ on the date of the Event of Default as Agent may reasonably designate to permit Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by Grantor under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on Agent’s behalf.

SECTION 8.7.        Application of Proceeds.  The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Agent of its remedies shall be applied, together with any other sums then held by the Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.        Concerning Agent.

(i)            The Agent has been appointed as Canadian Agent and collateral agent pursuant to the Credit Agreement.  The actions of the Agent hereunder are subject to the provisions of the Credit Agreement.  The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement.  The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact.  The Agent may resign and a successor Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent under this Security Agreement, and the retiring Agent shall thereupon be discharged from its duties and obligations under this Security Agreement.  After any retiring Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Agent.

(ii)           The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Agent nor any of the other Canadian Credit Parties shall have responsibility for, without limitation taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii)          The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)          If any item of Collateral also constitutes collateral granted to Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2.        Agent May Perform; Agent Appointed Attorney-in-Fact.  If Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any other obligations of Grantor with respect to any Collateral) or if any warranty on the part of Grantor contained herein shall be breached, the Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which Grantor fails to pay or perform as and when required hereby.  Any and all amounts so expended by the Agent shall be paid by Grantor in accordance with the provisions of SECTION 9.3 hereof.  Neither the provisions of this SECTION 9.2 nor any action taken by Agent pursuant to the provisions of this SECTION 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default.  Grantor hereby appoints the Agent its attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Agent may deem necessary to accomplish the purposes hereof.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3.        Expenses.  Grantor will upon demand pay to the Agent the amount of any and all amounts required to be paid pursuant to Section 10.04 of the Credit Agreement.

SECTION 9.4.        Continuing Security Interest; Assignment.  This Security Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon Grantor, its successors and assigns, and (ii) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the other Canadian Credit Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of Grantor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Canadian Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Canadian Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 9.5.        Termination; Release

(a)           This Security Agreement, the Lien in favor of the Agent (for the benefit of itself and the other Canadian Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash, (iii) all Canadian Letters of Credit (as defined in the Credit Agreement) shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent, and (iv) all Unreimbursed Amounts shall have been indefeasibly paid in full in cash, provided, however, that in connection with the termination of this Security Agreement, the Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Canadian Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Secured Obligations that may thereafter arise under Section 10.04 of the Credit Agreement.

(b)           The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of the Credit Agreement.  Upon termination hereof or any release of Collateral in accordance with the provisions of the Credit Agreement, the Agent shall, upon the request and at the sole cost and expense of Grantor, assign, transfer and deliver to Grantor, against receipt and without recourse to or warranty by the Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including PPSA termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(c)           At any time that Grantor desires that the Agent take any action described in clause (b) of this SECTION 9.5, Grantor shall, upon request of the Agent, deliver to the Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to clause (a) or (b) of this SECTION 9.5.  The Agent shall have no liability whatsoever to any other Canadian Credit Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this SECTION 9.5.

SECTION 9.6.        Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Agent and Grantor.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on Grantor in any case shall entitle Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7.        Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to Grantor, addressed to it at the address set forth in the Credit Agreement and as to the Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this SECTION 9.7.

SECTION 9.8.        GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

SECTION 9.9.        CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)           GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT.  GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CANADIAN CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)           GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION.  GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)           GRANTOR AGREES THAT ANY ACTION COMMENCED BY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE PROVINCE OF ONTARIO OR ANY OTHER COURT AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7.  NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.10.      Severability of Provisions.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11.      Execution in Counterparts; Effectiveness.  This Security Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12.      No Release.  Nothing set forth in this Security Agreement shall relieve Grantor from the performance of any term, covenant, condition or agreement on Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Agent or any other Canadian Credit Party to perform or observe any such term, covenant, condition or agreement on Grantor’s part to be so performed or observed or shall impose any liability on the Agent or any other Canadian Credit Party for any act or omission on the part of Grantor relating thereto or for any breach of any representation or warranty on the part of Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith.  The obligations of Grantor contained in this SECTION 9.12 shall survive the termination hereof and the discharge of Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.13.      Obligations Absolute.  All obligations of Grantor hereunder shall be absolute and unconditional irrespective of:

(i)        any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Grantor;

(ii)       any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)      any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)       any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of SECTION 9.6 hereof; or

(vi)      any other circumstances which might otherwise constitute a defense available to, or a discharge of, Grantor (other than the termination of this Security Agreement in accordance with SECTION 9.5(a) hereof).

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IN WITNESS WHEREOF, Grantor and the Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANTOR:

BEAUTY SYSTEMS GROUP (CANADA), INC.

By:	/s/ Mark Flaherty
Name:	Mark Flaherty
Title:	SVP & CFO

AGENT:

BANK OF AMERICA, N.A.
(ACTING THROUGH ITS CANADA BRANCH)

By:	/s/ Medina Sales de Andrade
Name:	Median Sales de Andrade
Title:	Vice President

Signature Page to Security Agreement